SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES, THIS EXHIBIT PROVIDES THE ADVISOR CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 03/31/2018
FILE NUMBER 811-08932
SERIES NO.: 3




74U.        Number of shares outstanding (000's Omitted)
              Advisor Shares                      15,059


74V.        Net asset value per share (to nearest cent)
              Advisor Shares                     $ 39.83